Exhibit 3.1
RESTATED CERTIFICATE OF INCORPORATION

OF

SUMMIT MATERIALS, INC.
The present name of the corporation is Summit Materials, Inc. (the “Corporation”). The Corporation was incorporated under the name “Summit Materials, Inc.” by the filing of its original certificate of incorporation (the “Certificate of Incorporation”) with the Secretary of State of the State of Delaware on September 23, 2014. This Restated Certificate of Incorporation (this “Restated Certificate of Incorporation”) only, restates and integrates and does not further amend the provisions of the Corporation’s Certificate of Incorporation as theretofore amended or supplemented and there is no discrepancy between the provisions of the Certificate of Incorporation as theretofore amended and supplemented and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware. The Corporation's Certificate of Incorporation as theretofore amended or supplemented is hereby integrated and restated to read in its entirety as follows:
ARTICLE I.
Section 1.1 Name.  The name of the Corporation is Summit Materials, Inc. (the “Corporation”).
ARTICLE II.
Section 2.1 Registered Office and Agent.  The registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, New Castle County, Delaware 19808; and the name of the Corporation’s registered agent at such address is Corporation Service Company.
ARTICLE III.
Section 3.1 Purpose.  The purpose of the Corporation is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE IV.
Section 4.1 Capitalization.  The total number of shares of all classes of stock that the Corporation is authorized to issue is 1,500,000,000 shares, consisting of (i) 250,000,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), (ii) 1,000,000,000 shares of Class A common stock, par value $0.01 per share (“Class A Common Stock”), and (iii) 250,000,000 shares of Class B common stock, par value $0.01 per share (“Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”). The number of authorized shares of any of the Class A Common Stock, Class B Common Stock or Preferred

Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of any of the Class A Common Stock, Class B Common Stock or Preferred Stock voting separately as a class shall be required therefor, unless a vote of any such holder is required pursuant to this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock).
Section 4.2 Preferred Stock.
A.The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, at any time and from time to time, to provide, out of the unissued shares of Preferred Stock, for one or more series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the powers, preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series and to cause to be filed with the Secretary of State of the State of Delaware a certificate of designation with respect thereto. The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
B.Except as otherwise required by law, holders of a series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereto by this Restated Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock).
Section 4.3 Common Stock.
A.Voting Rights.
1.Each holder of Class A Common Stock, as such, shall be entitled to one vote for each share of Class A Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote.
2.Each holder of record of Class B Common Stock (or fraction thereof) shall be entitled, without regard to the number of shares of Class B Common Stock (or fraction thereof) held by such other holder, to a number of votes that is equal to the product of (x) the total number of LP Units (as defined in the Exchange Agreement, dated as of March 11, 2015 (as amended by Amendment No. 1 to Exchange Agreement, dated as of August 4, 2015, and as may be further amended from time to time, the “Exchange Agreement”), by and among the Corporation, Summit Materials Holdings L.P., a Delaware limited partnership (“Summit Holdings”), and the holders of LP Units from time to time party thereto) held of record by such holder multiplied by (y) the Exchange Rate (as defined in the Exchange Agreement), on all matters on which stockholders generally are entitled to vote. In accordance with the Exchange

Agreement, any holder who surrenders all of its LP Units (other than Unvested Units (as defined in the Exchange Agreement)) for exchange must concurrently surrender all shares of Class B Common Stock held by it (including any fractions thereof) to the Corporation. Any shares of Class B Common Stock (or fractions thereof) transferred to the Corporation shall be automatically retired and restored to the status of authorized but unissued shares of Class B Common Stock.
3.Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Common Stock, as such, shall have no voting power with respect to, and shall not be entitled to vote on, any amendment to this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL. Except as otherwise provided in this Restated Certificate of Incorporation or required by applicable law, the holders of Common Stock shall vote together as a single class (or, if the holders of one or more series of Preferred Stock are entitled to vote together with the holders of Common Stock, as a single class with the holders of such other series of Preferred Stock) on all matters submitted to a vote of the stockholders generally.
A.Dividends and Distributions.
1.Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to the payment of dividends and other distributions in cash, property of the Corporation or shares of the Corporation’s capital stock, such dividends and other distributions may be declared and paid ratably on the Class A Common Stock out of the assets of the Corporation that are by law available therefor at such times and in such amounts as the Board in its discretion shall determine.
2.Dividends and other distributions shall not be declared or paid on the Class B Common Stock.
A.Liquidation, Dissolution or Winding Up.  In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the rights, if any, of the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock as to distributions upon dissolution or liquidation or winding up, the holders of all outstanding shares of Class A Common Stock shall be entitled to receive the remaining assets of the Corporation available for distribution ratably in proportion to the number of shares held by each such stockholder. The holders of shares of Class B Common Stock, as such, shall not be entitled to receive any assets of the Corporation in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

B.Retirement of Class B Common Stock.  In the event that any outstanding share of Class B Common Stock shall cease to be held by Holdco or by a holder of an LP Unit, such share shall automatically and without further action on the part of the Corporation or any holder of Class B Common Stock be transferred to the Corporation for no consideration and thereupon shall be retired.
C.Shares Reserved for Issuance.
1.The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall from time to time be sufficient to effect the exchange of all outstanding LP Units (excluding those LP Units held by the Corporation) for shares of Class A Common Stock; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of the exchange of LP Units by delivery of shares of Class A Common Stock that are held in the treasury of the Corporation.
2.The Corporation shall use its best efforts to cause to be reserved and kept available for issuance at all times a sufficient number of authorized but unissued shares of Class B Common Stock to permit issuance of shares of Class B Common Stock to holders of newly issued LP Units for such consideration and for such corporate purposes as the Board may from time to time determine.
ARTICLE V.
Section 5.1 Amendment of Bylaws. The Board is expressly authorized to make, repeal, alter, amend and rescind, in whole or in part, the bylaws of the Corporation (as in effect from time to time, the “Bylaws”) without the assent or vote of the stockholders in any manner not inconsistent with the laws of the State of Delaware or this Restated Certificate of Incorporation. Notwithstanding anything to the contrary contained in this Restated Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote of the stockholders, in addition to any vote of the holders of any class or series of capital stock of the Corporation required herein (including any certificate of designation relating to any series of Preferred Stock), the Bylaws or applicable law, the affirmative vote of the holders of a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class, shall be required in order for the stockholders of the Corporation to alter, amend, repeal or rescind, in whole or in part, any provision of the Bylaws or to adopt any provision inconsistent therewith.
ARTICLE VI.
Section 6.1 Board of Directors.
A.Except as provided in this Restated Certificate of Incorporation and the DGCL, the business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any certificate of designation with respect to any series of Preferred Stock) and this

Article VI relating to the rights of the holders of any series of Preferred Stock to elect additional directors, the total number of directors shall be determined from time to time exclusively by resolution adopted by the Board with a maximum of fifteen (15) directors.
1.Beginning at the 2024 annual meeting of stockholders, directors shall be elected to hold office for a one-year term expiring at the next annual meeting of stockholders, and the directors shall not be divided into classes, with all directors elected at the 2024 annual meeting of stockholders and each annual meeting thereafter being elected in accordance with this Section (A)(1) of this Article VI; provided that, prior to the 2024 annual meeting of stockholders, the Board shall be divided into classes in the manner set forth below in Section (A)(2) of this Article VI. The term of each director shall continue until the annual meeting at which such director’s term expires and until such director’s successor shall be elected and qualified, or, if earlier, such director’s death, resignation, retirement, disqualification or removal from office.
2.Solely with respect to directors holding office prior to the 2024 annual meeting of stockholders (other than those directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be), the directors shall be divided into three classes designated Class I, Class II and Class III. Any such director shall hold office until the annual meeting at which his or her term expires and until his or her successor shall be elected and qualified, or his or her death, resignation, retirement, disqualification or removal from office. The Board is authorized to assign members of the Board already in office to their respective classes. The Class II directors or such directors’ successors shall hold office for a term expiring at the 2023 annual meeting of stockholders. At the 2021 annual meeting of stockholders, the Class III directors or such directors’ successors shall be elected to hold office for a three-year term expiring at the 2024 annual meeting of stockholders. At the 2022 annual meeting of stockholders, the Class I directors or such directors’ successors shall be elected to hold office for a one-year term expiring at the 2023 annual meeting of stockholders. At the 2023 annual meeting of stockholders, the Class I directors and the Class II directors or such directors’ successors shall be elected to hold office for a one-year term expiring at the 2024 annual meeting of stockholders.
B.Subject to the rights granted to the holders of any one or more series of Preferred Stock then outstanding, any newly created directorship on the Board that results from an increase in the number of directors and any vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled only by a majority of the directors then in office, although less than a quorum or by a sole remaining director (and not by stockholders). Any director elected to fill a vacancy occurring in the Board (whether by death, resignation, retirement, disqualification, removal or other cause) shall hold office for a term equal to the then-existing remainder of the term of the director originally elected to hold the directorship now vacant and shall remain in office until such director’s successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal. Any director elected to fill a newly created directorship on the Board resulting from an increase in the number of directors shall hold office for a term expiring at the next annual meeting of stockholders and shall remain in office until such director’s successor shall be elected and qualified, or until such director’s earlier death, resignation, retirement, disqualification or removal.
C.Any or all of the directors elected (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more other such series, as the case may be) for a term of more than one year (as well as any successor to such director if such director does not serve the entirety of such term) may be removed from office at any time but only for cause and only by the affirmative vote of a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class. Except as set forth in the immediately preceding sentence, any or all of the directors (other than the directors elected by the holders of any series of Preferred Stock, voting separately as a series or together with one or more such other series, as the case may be) may be removed from office at any time, with or without cause, by the affirmative vote of a majority in voting power of all the then-outstanding shares of stock of the Corporation entitled to vote thereon, voting together as a single class.
D.During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall be automatically reduced accordingly.
E.Elections of directors need not be by written ballot unless the Bylaws shall so provide.
ARTICLE VII.
Section 7.1 Limitation on Liability of Directors.
A.To the fullest extent permitted by the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended), a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders.

B.Neither the amendment nor repeal of this Article VII, nor the adoption of any provision of this Restated Certificate of Incorporation, nor, to the fullest extent permitted by the DGCL or any other law of the State of Delaware (as they exist on the date hereof or as they may hereafter be amended), any modification of law shall eliminate, reduce or otherwise adversely affect any right or protection of a current or former director of the Corporation existing at the time of such amendment, repeal, adoption or modification.
ARTICLE VIII.
Section 8.1 Consent of Stockholders in Lieu of Meeting.   Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent by such holders in lieu of a meeting; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation relating to such series of Preferred Stock.
Section 8.2 Special Meetings of the Stockholders. Except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time only by or at the direction of the Board or the Chairman of the Board.
Section 8.3 Annual Meetings of the Stockholders. An annual meeting of stockholders for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, on such date, and at such time as shall be fixed exclusively by resolution of the Board or a duly authorized committee thereof.
ARTICLE IX.
Section 9.1 Competition and Corporate Opportunities.
A.In recognition and anticipation that members of the Board who are not employees of the Corporation (the “Non-Employee Directors”) and their respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation, directly or indirectly, may engage, the provisions of this Article IX are set forth to regulate and define the conduct of certain affairs of the Corporation with respect to certain classes or categories of business opportunities as they may involve any of the Non-Employee Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Corporation and its directors, officers and stockholders in connection therewith.
B.No Non-Employee Director (including any Non-Employee Director who serves as an officer of the Corporation in both his or her director and officer capacities) or his or her Affiliates (the Persons (as defined below) identified above being referred to, collectively, as “Identified Persons” and, individually, as an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Corporation or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Corporation or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Corporation hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Corporation or any of its Affiliates, except as provided in Section 9.1(C) of this Article IX. Subject to Section 9.1(C) of this Article IX, in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Corporation or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business opportunity to the Corporation or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Corporation or its stockholders or to any Affiliate of the Corporation for breach of any fiduciary duty as a stockholder, director or officer of the Corporation solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person.
C.The Corporation does not renounce its interest in any corporate opportunity offered to any Non-Employee Director (including any Non-Employee Director who serves as an officer of this Corporation) if such opportunity is expressly offered to such person solely in his or her capacity as a director or officer of the Corporation, and the provisions of Section 9.1(B) of this Article IX shall not apply to any such corporate opportunity.
D.In addition to and notwithstanding the foregoing provisions of this Article IX, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Corporation if it is a business opportunity that (i) the Corporation is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Corporation’s business or is of no practical advantage to the Corporation or (iii) is one in which the Corporation has no interest or reasonable expectancy.
E.For purposes of this Article IX, (i) “Affiliate” shall mean (a)  in respect of a Non-Employee Director, any Person that, directly or indirectly, is controlled by such Non-Employee Director (other than the Corporation and any entity that is controlled by the Corporation) and (b) in respect of the Corporation, any Person that, directly or indirectly, is controlled by the Corporation; and (ii) “Person” shall mean any individual, corporation, general or limited partnership, limited liability company, joint venture, trust, association or any other entity.

F.To the fullest extent permitted by law, any Person purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article IX.
ARTICLE X.
Section 10.1 Severability. If any provision or provisions of this Restated Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Restated Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby and (ii) to the fullest extent permitted by applicable law, the provisions of this Restated Certificate of Incorporation (including, without limitation, each such portion of any paragraph of this Restated Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.
Section 10.2 Forum.
A.Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any current or former director, officer, employee or stockholder of the Corporation arising pursuant to any provision of the DGCL or this Restated Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), or (iv) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware.
B.Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws of the United States of America.
C.To the fullest extent permitted by law, any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and provided consent to the provisions of this Section 10.2.
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IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be signed by Christopher B. Gaskill, its Executive Vice President, Chief Legal Officer and Secretary, this 19th day of May, 2021.

SUMMIT MATERIALS, INC.

By:	/s/ Christopher B. Gaskill
Name:	Christopher B. Gaskill
Title:	EVP, Chief Legal Officer & Secretary